RALI SERIES 2002-QS4 TRUST
                                     ISSUER

                        RESIDENTIAL ACCREDIT LOANS, INC.
                                    DEPOSITOR

                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2002-QS4


                $4,146,800        6.25%           Class M-1
                                                Certificates
                $ 784,500        6.25%           Class M-2
                                                Certificates
                $ 784,500        6.25%           Class M-3
                                                Certificates

                         Supplement dated March 26, 2002
                                       to
                   prospectus supplement dated March 22, 2002
                                       to
                         prospectus dated March 22, 2002
                                   ----------

        UBS Warburg LLC will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. UBS Warburg LLC's compensation will be the difference between the price it pays to the depositor for the Class M-1, Class M-2 and Class M-3 Certificates and the amount it receives from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to UBS Warburg LLC, before deducting expenses payable to the depositor, will be approximately 96.24% of the principal balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest.

        The Class M-1, Class M-2 and Class M-3 Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and UBS Warburg LLC. UBS Warburg LLC may sell the Class M-1, Class M-2 and Class M-3 Certificates directly or through dealers, who may receive compensation from UBS Warburg LLC in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify UBS Warburg LLC against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1, Class M-2 and Class M-3 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for ninety days following the date of this supplement.

                            ________________________
                                   UBS WARBURG
                                 March 26, 2002

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